Exhibit 2.2a

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Stock Purchase Agreement, dated as of August 3, 2015 (the “Agreement”), by and among (a) SolarCity Corporation, a corporation formed and existing under the laws of Delaware (the “Parent”); (b) (i) Solar Explorer, LLC, a limited liability company formed and existing in accordance with the laws of the State of Delaware (“First Purchaser”) and (ii) Solar Voyager, LLC, a limited liability company formed and existing in accordance with the laws of the State of Delaware (“Second Purchaser” and collectively with the Parent and the First Purchaser, the “Purchasers”); (c) Tatiana Alejandra Arelle Caraveo, a Spanish national (“First Seller”), and Manuel Vegara Llanes, a Spanish national and a resident of Mexico (“Second Seller” and collectively with First Seller, the “Sellers”); and (d) ILIOSSON, S.A. de C.V. (“ILIOSS”) a joint stock corporation of variable capital (sociedad anónima de capital variable) formed and existing with the laws of México (the “Acquired Company”), is made and entered into as of June 30, 2016 by and among Parent, First Purchaser, Second Purchaser, First Seller, Second Seller, and the Acquired Company. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given to them in the Agreement.

RECITALS

A.Section 10.2 of the Agreement provides that it may be amended at any time.

B.The Purchasers, the Sellers and the Acquired Company each desire to amend certain terms of the Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the matters set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, the Purchasers, the Sellers and the Acquired Company hereby agree as follows:

1.	Definitions.
1.1.	Section 1.1 of the Agreement is hereby amended to add the following definition:

““Advanced Commercial Battery Storage Projects” means the deployment of at least one-half (0.5) MW of grid-interconnected lithium-ion battery storage systems to photovoltaic solar energy systems installed and operating in accordance with all required utility, generation, municipal, and construction inspections, and all applicable Governmental Authorizations, at commercial customers of the Acquired Company or its Subsidiaries or successors.”

2.	Earnout.
2.1.	Section 2.2(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i)Stage 1.  Subject to final determination that the first Commercial Battery Storage Projects have been completed on or prior to June 30, 2016 (which shall occur reasonably promptly thereafter), an additional USD$5,000,000, subject to adjustment as set forth herein, will be payable in cash to the Sellers, subject to Section 2.2(d), following the earlier to occur of (A) December 31, 2016 or (B) the completion of the first Advanced Commercial Battery Storage Projects; and”

Amendment No. 1 to Merger Agreement

3.	Agreement. All references to the “Agreement” set forth in the Agreement shall be deemed to be references to the Agreement as amended from time-to-time, including by this Amendment.
4.

Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

5.

Confirmation of the Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Agreement remain unmodified and in full force and effect. The provisions of Article 10 of the Agreement shall apply to this Amendment with any necessary modifications.

The execution of this Amendment shall not be considered to constitute a novation, payment, satisfaction or extinction of any of the obligations set forth in the Agreement or any other related agreement or document, except for the transfer of rights and obligations provided hereunder. The above referred obligations shall remain in full force and effect without amendment or modification other than those expressly set forth and agreed to by the parties herein.

6.

Miscellaneous. The execution of this Amendment does not contravene or result in any breach of (i) the Purchasers, the Sellers and the Acquired Company’s by-laws, (ii) any law, rule, decree or authorization (including any license, permit or concession) applicable to the Purchasers, the Sellers and the Acquired Company, or (iii) any material agreement of any nature whatsoever to which the Purchasers, the Sellers and the Acquired Company are a party.

This Amendment embodies the entire agreement and understanding among the parties hereto, with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof.

The governing law and jurisdiction provisions included in Section 10.9 of the Agreement shall apply to this Amendment.

[Signature page follows.]

Amendment No. 1 to Merger Agreement	-2-

IN WITNESS WHEREOF, Parent, First Purchaser, Second Purchaser, First Seller, Second Seller, and the Acquired Company have executed this Amendment as of the date written above.

PURCHASERS
PARENT
SolarCity Corporation

By:	/s/ Tanguy Serra
Name:	Tanguy Serra
Title:	President and Chief Financial Officer

FIRST PURCHASER		SECOND PURCHASER
Solar Explorer, LLC		Solar Voyager, LLC

By:	/s/ Tanguy Serra	By:	/s/ Tanguy Serra
Name:	Tanguy Serra	Name:	Tanguy Serra
Title:	Vice President	Title:	Vice President

SELLERS
FIRST SELLER		SECOND SELLER
Tatiana Alejandra Arelle Caraveo		Manuel Vegara Llanes

By:	/s/ David Arelle Sergent	By:	/s/ Manuel Vegara Llanes
Name:	David Arelle Sergent	Name:	Manuel Vegara Llanes
	in his capacity as Attorney-in-Fact		in his individual capacity

ACQUIRED COMPANY
ILIOSSON, S.A. de C.V.

By:	/s/ Tanguy Serra
Name:	Tanguy Serra
Title:	Attorney-in-Fact

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]